      As filed with the Securities and Exchange Commission on July 30, 2002

                                                            Registration No.333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ICT GROUP, INC.
             (Exact name of registrant as specified in its charter)

         Pennsylvania                                    23-2458937
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

100 Brandywine Boulevard, Newtown, Pennsylvania                         18940
(Address of Principal Executive Offices)                              (Zip Code)

               ICT Group, Inc. 1996 Non-Employee Directors Plan
                            (Full title of the plan)

                           Vincent M. Dadamo, Esquire
              Senior Vice President, General Counsel and Secretary
                                 ICT Group, Inc.
                            100 Brandywine Boulevard
                           Newtown, Pennsylvania 18940
                    (Name and address of agent for service)

                                 (267) 685-5000
         (Telephone number, including area code, of agent for service)

                                   Copies to:
                           Richard A. Silfen, Esquire
                          Morgan, Lewis & Bockius LLP
                               1701 Market Street
                     Philadelphia, Pennsylvania 19103-2921
                                 (215) 963-5000

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
                                           Proposed maximum     Proposed maximum
Title of securities to    Amount to be    offering price per   Aggregate offering         Amount of
    be registered        registered (1)       share (2)            price (2)        registration fee (3)
--------------------------------------------------------------------------------------------------------
Common stock,
$0.01 par value ......   50,000 shares          $12.83              $641,500               $59.02
========================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar anti-dilution provisions.
(2) Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for purposes of calculating the registration fee, based upon $12.83, the average of the high and low sales price for a share of Common Stock on July 24, 2002, as reported on the Nasdaq National market.
(3) Calculated pursuant to Section 6(b) as follows: proposed maximum offering price multiplied by .000092.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by ICT Group, Inc. (the "Registrant") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated in this Registration Statement by reference:

     1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended by Form 10-K/A filed on May 16, 2002.

     2. The Registrant's Current Report on Form 8-K dated May 20, 2002 and filed on May 21, 2002.

     3. The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

     4. The description of the Common Stock, $.01 par value, of the Registrant contained in the registration statement on Form 8-A filed with the SEC on June 4, 1996 to register those securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     On May 21, 2002, the Registrant announced that it had appointed KPMG LLP to replace Arthur Andersen LLP ("Andersen") as the Registrant's independent public accountant. The Registrant's consolidated balance sheets as of December 31, 2001 and December 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001 incorporated by reference in this Registration Statement have been audited by Andersen, as stated in its report dated February 1, 2002, which is incorporated by reference herein. After reasonable efforts, the Registrant has been unable to obtain Andersen's consent to the incorporation by reference into this Registration Statement of its report with respect to the Company's financial statements. Under these circumstances, Rule 437a under the Securities

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Act of 1933 permits the Registrant to file this Registration Statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors may not be able to assert claims against Andersen under Section 11 of the Securities Act. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to the Registrant) may be limited as a practical matter due to recent events regarding Andersen.

Item 4. Description of Securities.

        Not  applicable.

Item 5. Interests of Named Experts and Counsel.

        Not  applicable.

Item 6. Indemnification of Directors and Officers.

     In general, any officer or director of the Registrant will be indemnified by the Registrant against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred by that person in connection with a legal proceeding as a result of such relationship, whether or not the indemnified liability arises from an action by or in the right of the Registrant, if the officer or director acted in good faith, and in a manner believed to be in or not opposed to the Registrant's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnity is limited to the extent that (i) such person is not otherwise indemnified and (ii) such indemnification is not prohibited by Pennsylvania law or any other applicable law. The Registrant's Bylaws provide that the Registrant will indemnify its officers and directors to the fullest extent permitted by Pennsylvania law, including some instances in which indemnification is otherwise discretionary under Pennsylvania law.

     The Pennsylvania Business Corporation Law, as amended, provides that any indemnification under the previous paragraph (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon the determination that indemnification of the director or officer is proper under the circumstances because that person has met the applicable standard of conduct set forth above. Such determination will be made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors who are not parties to such action, (ii) if such quorum is not obtainable or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by the Registrant's shareholders.

     Expenses incurred by a director or officer of the Registrant in defending a civil or criminal action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that person is not entitled to be indemnified by the Registrant as authorized by the Bylaws.

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     The indemnification and advancement of expenses provided by or granted pursuant to Article VII of the Registrant's Bylaws is not deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, both as to action in that person's official capacity and as to action in another capacity while holding such office.

     The Board of Directors has the power to authorize the Registrant to purchase and maintain insurance on behalf of the Registrant and others to the extent that power to do so has not been prohibited by the Pennsylvania law, create any fund to secure any of its indemnification obligations and provide other indemnification to the extent permitted by law. The obligations of the Registrant to indemnify a director or officer under Article VII of the Registrant's Bylaws is a contract between the Registrant and such director or officer and no modification or repeal of the Bylaws will detrimentally affect such officer or director with regard to that person's acts or omissions prior to such amendment or repeal.

     The Registrant has purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Registrant.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following Exhibits are filed as part of this Registration Statement:

     4.1  ICT Group, Inc. 1996 Non-Employee Directors Plan

     5    Opinion of Morgan, Lewis & Bockius LLP

     23.1 The Registrant was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated February 1, 2002.

     23.2 Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5)

     24 Power of Attorney (contained on signature page of this Registration Statement)

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

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     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court

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of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newtown, Pennsylvania on this 30th day of July, 2002.

                                            ICT Group, Inc.


                                            By: /s/ John J. Brennan
                                                --------------------------------
                                            John J. Brennan
                                            Chairman and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints John J. Brennan and Vincent A. Paccapaniccia, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ John J. Brennan             Chairman of the Board and Chief   July 30, 2002
-----------------------------   Executive Officer
John J. Brennan


/s/ Vincent A. Paccapaniccia    Executive Vice President,
-----------------------------   Corporate Finance and
Vincent A. Paccapaniccia        Chief Financial Officer           July 30, 2002


/s/ Donald P. Brennan           Vice Chairman                     July 30, 2002
-----------------------------
Donald P. Brennan


/s/ Bernard Somers              Director                          July 30, 2002
-----------------------------
Bernard Somers

/s/ John A. Stoops              Director                          July 30, 2002
-----------------------------
John A. Stoops


/s/ Seth J. Lehr                Director                          July 30, 2002
-----------------------------
Seth J. Lehr

                                 ICT GROUP, INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                  EXHIBIT INDEX

Exhibit No.
-----------

4.1           ICT Group, Inc. 1996 Non-Employee Directors Plan

5             Opinion of Morgan, Lewis & Bockius LLP

23.1 The Registrant was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated February 1, 2002.

23.2          Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5)

24 Power of Attorney (contained on signature page of this Registration Statement)